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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 21, 2000

                         Titan Motorcycle Co. of America

               (Exact Name of Registrant as Specified in Charter)

         Nevada                   000-24477                   86-0776876
(State or Other Jurisdiction     (Commission                (IRS Employer
 of Incorporation)               File Number)             Identification No.)


2222 West Peoria Avenue, Phoenix, Arizona                        85029

(Address of Principal Executive Offices)                       (Zip Code)


Registrant's telephone number, including area code    (602) 861-6977

          (Former Name or Former Address, if Changed Since Last Report)
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ITEM 5.  OTHER EVENTS.

      AMENDMENT TO THE WELLS FARGO CREDIT FACILITY

      On August 21, 2000 Titan and Wells Fargo Credit, Inc., Titan's senior lender, entered into a Third Amendment to the Amended and Restated Loan and Security Agreement in the form attached as Exhibit 10.1 to this report, pursuant to which Wells Fargo: (1) modified certain financial covenants required to be satisfied by Titan for the quarter ended June 30, 2000, including the minimum net income requirement and the minimum net worth requirements, in order to permit the application of such covenants without taking into consideration, for certain relevant prior months, reserves and adjustments necessary for the return of inventory from affiliated store locations, and (2) required the delivery of certain consents to the modification by Titan's subordinated creditors. Without these amendments Titan would not have been in compliance with the terms of the Amended and Restated Loan Security Agreement. There can be no assurance that Titan will be able to comply with these continuing requirements on an ongoing basis or that Titan will be able to pay the amount due to Wells Fargo or negotiate an extension beyond September 11, 2000.

      NASDAQ DELISTING NOTIFICATION

      On August 30, 2000, Titan received a letter from Nasdaq informing Titan that its common stock had failed to meet the minimum bid price of $1.00 over the preceding 30 consecutive trading days, and that, as a result, Titan did not meet the maintenance criteria for continued listing on the Nasdaq SmallCap Market. Pursuant to the letter, Nasdaq has provided Titan 90 days to comply with the minimum bid price requirement. If Titan is unable to comply by November 28, 2000, its common stock will be delisted at the opening of business on November 30, 2000.

      As described in a previous report on Form 8-K filed on July 20, 2000, Titan has already been notified by Nasdaq that it is not in compliance with other continued SmallCap Market criteria. Specifically, Nasdaq noted that Titan did not have either $2 million in net tangible assets, $35 million of market capitalization or $5 million in net income. Nasdaq also inquired into the reasons for Titan's auditors rendering a going concern opinion in connection with Titan's 1999 financial statements, which (together with the opinion) were filed in its Form 10-KSB for the year-ended December 31, 1999. Subsequent to Nasdaq's notification, Titan's preferred stockholders agreed to modify the terms of their preferred stock so that the preferred stock would be characterized under generally accepted accounting principles as equity rather than as mezzanine instruments, which has had the effect of increasing our net tangible assets. Titan has also advised Nasdaq that the going concern opinion issued by its auditors arose principally out of the fact that its primary financing source, its line of credit with Wells Fargo Business Credit, was to come due on April 10, 2000, and at year-end the Company did not have another facility available to refinance this debt. Coupled with Titan's losses from operations, the auditors determined that a going concern opinion was appropriate. Although Titan has received an extension of its credit facility with Wells Fargo, there can be no assurance that Titan will be able to secure a replacement credit facility by the termination date. As of the date of this report, Nasdaq had not determined whether Titan's plan of compliance was acceptable to maintain its





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Nasdaq listing. As a result, it is unsure whether Nasdaq will take action to delist the Company's securities and, if so, what the timing of such an action would be.

      If the Company fails to maintain its Nasdaq SmallCap Market listing for its securities, trading in its stock is likely to be materially adversely effected. Among other things, the Company's common stock would then constitute "penny stock," which would place increased regulatory burden upon brokers, making them less likely to make a market in the stock.

      In addition, if Titan is delisted, it will constitute a default under the terms of the Securities Purchase Agreements covering the 12% Convertible Debentures and the Series A, Series B and Series C Convertible Preferred Stock previously issued by Titan. As a result, Titan may be required to redeem the Debentures or the Convertible Preferred Stock at a time when it does not have sufficient funds to do so. In this case, Titan may be forced into liquidation or reorganization under the federal bankruptcy laws.

ITEM 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c) Exhibits.


EXHIBIT
NUMBER     DESCRIPTION
------     -----------
10.1       Third Amendment to Amended and Restated Loan and Security Agreement
           dated as of August 21, 2000 by and between the Company and Wells
           Fargo Credit, Inc.





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                                   SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    Titan Motorcycle Co. of America

                                    /s:/Francis S. Keery/
                                    ---------------------
                                    Francis S. Keery
                                    Chief Executive Officer

Dated: September 7, 2000



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                                 Exhibit Index

EXHIBIT
NUMBER     DESCRIPTION
------     -----------
10.1       Third Amendment to Amended and Restated Loan and Security Agreement
           dated as of August 21, 2000 by and between the Company and Wells
           Fargo Credit, Inc.






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